Exhibit 99.1

Straight Path Communications Reports Results for Second Quarter Fiscal 2017

GLEN ALLEN, VA — March 10, 2017 — Straight Path Communications Inc. (“SPCI”) (NYSE MKT: STRP), a communications asset company, announced today operating results for its second quarter of fiscal 2017, the three months ended January 31, 2017. Straight Path holds an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States, is developing next generation wireless technology, and owns an intellectual property portfolio focused on communications over computer networks.

Q2 Fiscal Year 2017 Highlights

(In millions of USD)	Fiscal 2017 – Q2	Fiscal 2016 – Q2	Fiscal 2017 – Q1
Total Revenues	$0.2	$0.1	$0.2
Total Costs and Expenses	$3.8	$2.7	$4.4
Civil Penalty - FCC Consent Decree	$15.0	$0	$0
Stockholder Settlement	$7.2	$0	$0
Loss from Operations	-$25.8	-$2.6	-$4.3
Net Loss attributable to SPCI	-$25.4	-$2.0	-$4.1

Some items in the table may not foot correctly due to rounding

●	Total Revenues of $0.2 million unchanged from the prior fiscal quarter and compared to $0.1 million in second quarter fiscal 2016.

●	Loss from Operations of $25.8 million compared to Loss from Operations of $4.3 million in the prior fiscal quarter and $2.6 million in second quarter 2016. The current quarter’s loss includes the full accrual of $15.0 million for a Civil Penalty relating to the FCC Consent Decree, $7.2 million relating to settlement of a putative Class Action litigation, $129 thousand of R&D expenses and $2.0 million in non-cash compensation related to the issuance and vesting of equity grants.

●	Net Loss attributable to SPCI of $25.4 million compared to $4.1 million in the prior fiscal quarter and $2.0 million in second quarter fiscal 2016.

●	Cash and cash equivalents of $7.8 million at January 31, 2017, down by $1.7 million from the prior quarter close.

●	The Company secured a loan for $17.5 million in February 2017.

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am proud to announce that Straight Path continues to deliver on its strategic objectives and adhere to its mission. We have resolved some serious challenges, and are able to pursue continued progress in several key areas of our business:

●	We are pleased to have achieved a comprehensive settlement with the FCC, allowing us to move forward as the largest holder of 39 GHz spectrum in the United States, with about 95 percent of the total licenses commercially available at this time, as well as a significant holder of 28 GHz in major markets, including New York and San Francisco.

●	Following the quarter close, we secured $17.5 million in financing from a syndicate led by affiliates of a long-term shareholder. $15 million of these funds will be paid to the FCC, and $2.5 million will be used for general operations.

●	With the FCC investigation behind us and our near-term obligations to the FCC covered by the recent financing, we are able to continue our focus on exploring strategic alternatives for the Company in order to maximize value for our stockholders.

●	We are also pleased by our recent entry into a memorandum of understanding to settle the putative class action litigation against the Company.

●	Our Gigabit Mobility Lab in Plano, Texas continues to refine our recently demonstrated prototype 39 GHz Gigarray® 5G transceiver.”

Mr. Jonas added, “We continue attempts at resolution and/or furthering the progress of our IP enforcement actions.”

Mr. Jonas concluded, “We are energized by our recent progress, and enthusiastic about the role our spectrum can play in the 5G ecosystem. As we look to the future, we hope to continue to deliver on our strategic objectives and generate increased value for our stockholders.”

# # #

Investor Conference Call

Straight Path will host a conference call this afternoon, Friday, March 10th at 4:15pm ET to provide a business update. To participate, please call 1-855-327-6837 from the U.S. or +1-631-891-4304 internationally and request to join the Straight Path Communications Inc. earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors. A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until March 17, 2017. To access the replay, please dial: 1-844-512-2921 from the U.S. or +1-412-317-6671 internationally. Participants must use the following code to access the replay of the call: 10002576.

About Straight Path Communications Inc. (STRP)

Straight Path Communications Inc. (NYSE MKT: STRP) holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: www.straightpath.com.

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact: Yonatan Cantor, Straight Path Communications Inc. 804-433-1523 yonatan.cantor@straightpath.com

STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)

	January 31, 2017	January 31, 2017	July 31, 2016
	(Actual) (Unaudited)	(Pro forma - Note 12)
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,837	$10,337	$11,361
Restricted cash	-	15,000	-
Trade accounts receivable, net of allowance for doubtful accounts of $7 and $0, respectively	40	40	40
Inventory	643	643	-
Prepaid expenses and other current assets	919	919	1,627
Total current assets	9,439	26,939	13,028
Intangible assets	365	365	365
Other assets	111	111	104
Total assets	$9,915	$27,415	$13,497

Liabilities and Equity (Deficiency)
Current liabilities:
Trade accounts payable	$1,016	$1,016	$684
Accrued expenses	368	368	1,042
Loan payable, net of debt discount	-	13,460
FCC consent decree payable	15,000	15,000	-
Deferred revenue	197	197	73
Income taxes payable	221	221	225
Total current liabilities	16,802	30,262	2,024
Settlement payable - stockholders	7,200	7,200	-
Deferred revenue - long-term portion	80	80	92
Total liabilities	24,082	37,542	2,116
Commitments and contingencies
Equity (Deficiency)
Straight Path Communications Inc. stockholders' equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized;787 shares issued and outstanding	8	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,741 and 11,431 shares issued, 11,701 and 11,391 shares outstanding as of January 31, 2017 and July 31, 2016	117	117	114
Additional paid-in capital	26,073	30,113	21,589
Accumulated deficit	(37,781)	(37,781)	(8,225)
Treasury stock, 40 shares at cost	(428)	(428)	(428)
Total Straight Path Communications Inc. stockholders' equity (deficiency)	(12,011)	(7,971)	13,058
Noncontrolling interests	(2,156)	(2,156)	(1,677)
Total equity (deficiency)	(14,167)	(10,127)	11,381
Total liabilities and equity (deficiency)	$9,915	$27,415	$13,497

STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2017	2016	2017	2016

Revenues	$165	$112	$324	$1,815

Costs and expenses:
Direct cost of revenues	26	13	67	795
Research and development	129	374	289	374
Selling, general and administrative (related party of $205, $0, $205, and $0)	3,596	2,346	7,831	3,958

Total costs and expenses	3,751	2,733	8,187	5,127

Loss from operations before item listed below	(3,586)	(2,621)	(7,863)	(3,312)

Civil penalty – FCC decree	(15,000)	-	(15,000)	-
Stockholder settlement	(7,200)	-	(7,200)	-

Loss from operations	(25,786)	(2,621)	(30,063)	(3,312)

Other income:
Interest income	6	10	13	20
Other income	-	390	22	390

Total other income	6	400	35	410

Loss before income taxes	(25,780)	(2,221)	(30,028)	(2,902)
Provision for income taxes	-	-	(7)	(6)

Net loss	(25,780)	(2,221)	(30,035)	(2,908)
Net loss attributable to noncontrolling interests	355	195	479	250

Net loss attributable to Straight Path Communications Inc.	$(25,425)	$(2,026)	$(29,556)	$(2,658)

Loss per share attributable to Straight Path Communications Inc. stockholders:
Basic and diluted	$(2.10)	$(0.17)	$(2.45)	$(0.23)

Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	12,132	11,854	12,075	11,832

STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In Thousands)

	Six Months Ended
	January 31,
	2017	2016

Operating activities:
Net loss	$(30,035)	$(2,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for compensation	4,286	1,586
Stock-based compensation	193	-
Allowance for doubtful accounts	7	-
Changes in assets and liabilities:
Trade accounts receivable, net	(7)	34
Inventory	-	-
Prepaid expenses – related to IP settlements and licensing	-	783
Prepaid expenses and other current assets	65	1
Prepaid expenses – development agreement	-	(700)
Other assets	1	8
Trade accounts payable	324	(114)
Accrued expenses	(674)	(359)
FCC consent decree payable	15,000	-
Deferred revenue	112	(1,546)
Income taxes payable	(4)	-
Settlement payable - stockholders	7,200	-
Net cash used in operating activities	(3,532)	(3,215)

Investing activities:
Purchases of property and equipment	-	(56)
Net cash used in investing activities	-	(56)

Financing activities:
Common stock issued upon exercise of stock options	8	1
Net cash provided by financing activities	8	1

Net decrease in cash and cash equivalents	(3,524)	(3,270)
Cash and cash equivalents at beginning of period	11,361	18,620
Cash and cash equivalents at end of period	$7,837	$15,350

Supplemental schedule of noncash activities
Reclassification of prepaid marketing to inventory	$643	$-
Unpaid deferred loan costs	$8	$-

Supplemental cash flow information
Cash paid during the period for income taxes	$7	$3

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